EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Primerica, Inc.:
We consent to the incorporation by reference in registration statement No. 333-173271 on Form S-3 and in Nos. 333-165834 and 333-176508 on Form S-8 of Primerica, Inc. of our reports dated February 28, 2012, with respect to the consolidated balance sheets of Primerica, Inc. as of December 31, 2011 and 2010, and the related consolidated and combined statements of income, stockholders' equity, comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2011, and all related financial statement schedules and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 annual report on Form 10-K of Primerica, Inc.
Our reports refer to the completion in April 2010 of the Company’s initial public offering and a series of related transactions. Our reports also refer to the adoption of the provisions of FASB Staff Position Accounting Standards No. 115-2 and Financial Accounting Standards No. 124-2, Recognition and Presentation of Other-Than-Temporary Impairments (included in FASB ASC Topic 320, Investments – Debt and Equity Securities) as of January 1, 2009.

/s/ KPMG LLP
Atlanta, Georgia
February 28, 2012

EXH 23.1-1